EXHIBIT 10.1

August 21, 2026

Delivered Electronically:

Dear Tariq,

The Wendy’s Company (the “Company”) is delighted to confirm the offer of employment for the position of Chief Marketing and Customer Growth Officer reporting directly to the Chief Executive Officer. We believe you will contribute to the Company’s overall success and trust that Wendy’s will provide you with the career environment and opportunities you seek. We look forward to you joining the team - your start date is to be determined but projected to be August 24, 2026.

COMPENSATION AND BENEFITS. The following is a summary of your compensation and benefits, but it does not contain all the details. The complete understanding between the Company and you regarding your compensation and benefits is governed by legal plan documents and Company policies. If there is a discrepancy between the information in this letter and the legal plan documents/Company policies, the legal plan documents/Company policies will prevail. All forms of compensation referenced in this letter are subject to all applicable deductions and withholdings.

1.Base Salary. Your starting base annualized salary will be $675,000 paid on a bi-weekly basis.

2.Annual Incentive. You will be eligible to receive an incentive under the terms and conditions of the incentive plan provided to similarly situated officers of the Company, which currently provides for a target bonus of 90% of your annual base salary, provided performance measures set by the Company are achieved. Any bonus to which you are entitled in your initial year of employment will be prorated based on the number of full calendar months you are employed from your start date, and performance achievement will be based solely on the measures approved by the Compensation and Human Capital Committee for the 2nd half of the year.

3.Benefits. You shall be entitled to participate in any retirement, fringe benefit, or welfare benefit plan of the Company on the same terms as provided to similarly situated officers of the Company, including any plan providing medical, prescription, dental, vision, disability, life, accidental death, and travel accident insurance benefits that the Company may adopt for the benefit of similarly situated officers, in accordance with the terms of such plan. You will be eligible to participate in benefit programs after 30 days of service.

4.Executive Physical. Wendy’s wants to ensure that its leaders are provided with comprehensive health exams to help them maintain their health and peak performance. Wendy’s provides all officers of the Company with the opportunity to receive an Executive Physical and will cover the cost annually for an executive physical exam completed through the Company’s preferred partner. Additional details will be provided after hire.

5.Executive Financial Planning. Wendy’s provides all officers of the Company at the Senior Vice President level or above with the opportunity to enroll in personal Financial Planning Services through Ayco Goldman Sachs. Additional details will be provided after hire.

6.Vacation. You will be eligible to take up to five weeks of vacation per year.

7.One-Time Cash Sign-On Payment. You will be eligible to receive a one-time cash payment of $500,000 (less any and all applicable federal, state and local taxes) payable within the first 30 days of your employment. Should your employment with the Company be terminated voluntarily or for any reason not covered by the Company’s Executive Severance Pay Policy within one year of your hire date, you will be required to repay 100% of the after-tax portion of the cash award.

8.One-Time Equity Award. You will be eligible to receive a one-time award comprised of 50% restricted stock units and 50% stock options with a total value of $1,500,000 upon commencement of your active employment. These awards will vest ratably over three years.

9. 2026 Annual Equity Award. For 2026, you will be eligible to receive an equity award comprised of 50% restricted stock units and 50% stock options with a total value of $1,500,000 upon commencement of your active employment. These awards will vest ratably over three years.

10.Subsequent Equity Awards. Commencing in 2027, you will be eligible to receive awards under the terms and conditions of the Company’s annual long-term incentive award program in effect for other similarly situated executives of the Company, subject to approval by the Performance Compensation Subcommittee (the “Subcommittee”). For 2027, the target value of your annual equity award will be $1,500,000.

11.Attorneys’ Fees. The company will reimburse or pay directly your reasonable attorneys’ fees incurred in the review and finalization of this letter, and related issues up to $10,000, subject to your presenting invoices (redacted as appropriate to preserve attorney-client privilege) and such other documentation as the Company reasonably requests within 30 days after you execute this letter.

12.Severance. The Company’s Executive Severance Pay Policy provides for certain pay and benefits in the event the Company terminates your employment without cause or within twelve (12) months following a change in control (the “Severance Payments”). Notwithstanding the language in the Company’s Executive Severance Pay Policy that permits payment to be made at the sole discretion of Wendy’s, the Severance Payments shall be no less than the pay and benefits provided under the Company’s Executive Severance Pay Policy in effect on the date of this offer letter, and shall only be provided in exchange for your execution of a Severance Agreement and Release in the form approved by the Company, including a general release of any and all claims concerning your employment and termination in favor of the Company. You will not be entitled to severance in the event the Company terminates you for cause or in the event you voluntarily resign or terminate your employment with the Company.

In accepting this offer, you agree to the attached Non-Compete and Confidentiality Addendum. Please note that this offer is contingent upon its successful completion of a background check.

We look forward to you becoming a part of the Wendy’s team and are confident that you can have a long-term, positive impact on our business. Nonetheless, please understand that Wendy’s is an at-will employer. That means that either you or Wendy’s are free to end the employment relationship at any time, with or without notice or cause. This offer letter, including all attachments and addenda, is governed by Ohio law, without regard to conflict of law principles, and will be binding up and enforceable by the Company’s successors and assigns, if applicable.

Please review the information contained in this letter and the attachments, as it represents the complete understanding between you and the Company concerning the subject matter of this letter and supersedes any prior or contemporaneous offers, term sheets, agreements, understandings or communications between you and the Company (oral or written). You acknowledge that in accepting this offer you have not relied on any representation which is not set forth herein. Once you have had an opportunity to consider this letter, and provided you wish to accept the position on the terms outlined, please return an executed copy of this letter to me.

I’m excited about the prospect of working with you on the Wendy’s leadership team. Should you have any questions, please do not hesitate to contact me.

Yours truly,
/s/ Robert D. Wright

Robert D. Wright
President & Chief Executive Officer
The Wendy’s Company

Accepted and Agreed:

/s/ Tariq H. Hassan
Tariq H. Hassan

August 21, 2026
Date

NON-COMPETE AND CONFIDENTIALITY ADDENDUM

TO OFFER LETTER OF AUGUST 21, 2026

CONFIDENTIAL INFORMATION. You agree that you will not at any time during your employment and anytime thereafter, divulge, furnish, or make known or accessible to, or use for the benefit of anyone other than Wendy’s, its subsidiaries, affiliates and their respective officers, directors and employee, any information of a confidential nature relating in any way to the business of Wendy’s or its subsidiaries or affiliates, or any of their respective franchisees, suppliers or distributors. You further agree that you are not subject to any agreement that would restrict you from performing services to Wendy’s and that you will not disclose to Wendy’s or use on its behalf, any confidential information or material that is the property of a former employer or third party.

Nothing in this Addendum prohibits or restricts you from reporting possible violations of law to, communicating with, cooperating with, or participating in any investigation or proceeding conducted by any federal, state, or local governmental agency or regulator, including the SEC. You are not required to obtain Wendy’s prior authorization or provide notice to Wendy’s to engage in such activities. Further, you will not be held criminally or civilly liable under any federal or state trade secret law for a disclosure of a trade secret that is made confidentially to a government official or attorney solely for the purpose of reporting or investigating a suspected violation of law, or that is made in a court filing under seal, in each case as permitted by 18 U.S.C. § 1833(b). Nothing in this Addendum limits any rights that cannot be waived under applicable law.

NONCOMPETE/NONSOLICITATION/EMPLOYEE NO-HIRE. You acknowledge that you will be involved, at the highest level, in the development, implementation, and management of Wendy’s business strategies and plans, including those which involve Wendy’s finances, marketing and other operations, and acquisitions and, as a result, you will have access to Wendy’s most valuable trade secrets and proprietary information. By virtue of your unique and sensitive position, your employment by a competitor of Wendy’s represents a material unfair competitive danger to Wendy’s and the use of your knowledge and information about Wendy’s business, strategies and plans can and would constitute a competitive advantage over Wendy’s. You further acknowledge that the provisions of this section are reasonable and necessary to protect Wendy’s legitimate business interests.

You agree that during your employment with Wendy’s and either (x) in the event your employment with Wendy’s is terminated “without cause”, for a period of eighteen (18) months following such termination, or (y) in the event your employment with Wendy’s is terminated for cause, for a period of twelve (12) months following such termination:

(i) in any state or territory of the United States (and the District of Columbia) or any country where Wendy’s maintains restaurants, you will not engage or be engaged in any capacity, “directly or indirectly” (as defined below), except as a passive investor owning less than a two percent (2%) interest in a publicly held company, in any business or entity that is competitive with the business of Wendy’s or its affiliates. This restriction includes any business engaged in drive through or food service restaurant business where hamburgers, chicken sandwiches or entree salads are predominant products (15% or more, individually or in the aggregate, of food products not including beverages). Notwithstanding anything to the contrary herein, this restriction shall not prohibit you from accepting employment, operating or otherwise becoming associated with a franchisee of Wendy’s, any of its affiliates or any subsidiary of the foregoing, but only in connection with activities associated with the operation of such a franchise or activities that otherwise are not encompassed by the restrictions of this paragraph, subject to any confidentiality obligations contained herein;

(ii) you will not, directly or indirectly, without Wendy’s prior written consent, hire or cause to be hired, solicit or encourage to cease to work with Wendy’s or any of its subsidiaries or affiliates, any person who is at the time of such activity, or who was within the six (6) month period preceding such activity, an employee of Wendy’s or any of its subsidiaries or affiliates at the level of director or any more senior level or a consultant under contract with Wendy’s or any of its subsidiaries or affiliates and whose primary client is such entity or entities; and

(iii) you will not, directly or indirectly, solicit, encourage or cause any franchisee or supplier of Wendy’s or any of its subsidiaries or affiliates to cease doing business with Wendy’s or any subsidiary or affiliate, or to reduce the amount of business such franchisee or supplier does with Wendy’s or such subsidiary or affiliate.

For purposes of this section, “directly or indirectly” means in your individual capacity for your own benefit or as a shareholder, lender, partner, member or other principal, officer, director, employee, agent or consultant of or to any individual, corporation, partnership, limited liability company, trust, association or any other entity whatsoever; provided, however, that you may own stock in Wendy’s and may operate, directly or indirectly, Wendy’s restaurants as a franchisee without violating sections (i) or (iii).

If any competent authority having proper jurisdiction over this section determines that any of the provisions is unenforceable because of the duration or geographical scope of such provision, such competent authority shall have the power to reduce the duration or scope, as the case may be, of such provision and, in its reduced form, such provision shall then be enforceable. In the event of your breach of your obligations under the post-employment restrictive covenants, then the post-employment restricted period shall be tolled and extended during the length of such breach, to the extent permitted by law.